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                              EIGHTH AMENDMENT TO
                                CREDIT AGREEMENT

         THIS EIGHTH AMENDMENT TO CREDIT AGREEMENT (the "Amendment"), dated as of December 24, 1997, is made by and between MICRODYNE CORPORATION, a Maryland corporation (the "Borrower"), CRESTAR BANK (the "Bank"), and CRESTAR BANK, as agent (the "Agent").

                                    RECITALS

         The Borrower, the Bank, NBD Bank ("NBD") and the Agent are parties to a Credit Agreement, dated as of January 27, 1995, as amended by the First Amendment to Credit Agreement, dated as of October 26, 1995, the Second Amendment to Credit Agreement, dated as of June 30, 1996, the Third Amendment to Credit Agreement, dated as of August 19, 1996, the Fourth Amendment to Credit Agreement, dated as of September 27, 1996, the Fifth Amendment to Credit Agreement, dated as of March 14, 1997, the Sixth Amendment to Credit Agreement, dated as of June 17, 1997, and the Seventh Amendment to Credit Agreement, dated as of September 15, 1997 (as further amended, modified or supplemented from time to time, the "Agreement"). Terms defined in the Agreement shall have the same defined meanings when such terms are used in this Amendment.

         The Bank has acquired from NBD all of its rights under the Agreement. The Borrower, the Agent and the Bank have agreed to amend certain provisions of the Agreement. Accordingly, for valuable consideration, the receipt and sufficiency of which are acknowledged, the Borrower, the Bank and the Agent agree as follows:

         1. Each of the following definitions in Section 1.1 of the Agreement is amended to read in its entirety:

                 "Advance Commitment" means $12,000,000 until March 31, 1998, and $9,000,000 as of April 1, 1998, and at all times thereafter; provided however that the Advance Commitment shall be automatically reduced by the amount of any prepayment required by Section 2.10(c).

                 "Annualized Cash Flow" means (a) for the fiscal quarter of the Borrower ending on September 28, 1997, Cash Flow for such fiscal quarter divided by .25; (b) for the fiscal quarter of the Borrower ending on December 31, 1997, (1) Cash Flow for such fiscal quarter plus Cash Flow for the immediately preceding fiscal quarter, divided by (2) .50; (c) for the fiscal quarter of the Borrower ending on March 31, 1998 (1) Cash Flow for such fiscal quarter and the two immediately preceding fiscal quarters, divided by (2) .75; and (d) for the fiscal quarter of the Borrower ending on June 30, 1998, and for each succeeding fiscal quarter, Cash Flow for such fiscal quarter plus Cash Flow for the three immediately preceding fiscal quarters.
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                 "Annualized EBITDA" means (a) for the fiscal quarter of the
                 Borrower ending on September 28, 1997, EBITDA for such fiscal quarter divided by .25; (b) for the fiscal quarter of the Borrower ending on December 31, 1997, (1) EBITDA for such fiscal quarter plus EBITDA for the immediately preceding fiscal quarter, divided by (2) .50; (c) for the fiscal quarter of the Borrower ending on March 31, 1998 (1) EBITDA for such fiscal quarter and the two immediately preceding fiscal quarters, divided by (2) .75; and (d) for the fiscal quarter of the Borrower ending on June 30, 1998, and for each succeeding fiscal quarter, EBITDA for such fiscal quarter plus EBITDA for the three immediately preceding fiscal quarters.

                 "Cash Flow" means, for any period, Net Income from continuing operations of the Borrower and its Subsidiaries, plus, to the extent deducted to determine Net Income, depreciation and amortization, and, for any determination made after December 31, 1997, minus the amount by which aggregate capital expenditures paid, accrued or incurred by the Borrower and its Subsidiaries after June 30, 1997, exceed $3,500,000.

                 "Maximum Amount" means $12,000,000 until March 31, 1998, and $9,000,000 as of April 1, 1998, and at all times thereafter; provided, however, that the Maximum Amount shall be automatically reduced by the amount of any prepayment required by Section 2.10(c).

         2. Section 2.10(d) of the Agreement is amended to read in its entirety as follows:

                 "(d)    The Borrower shall immediately prepay the Obligations
                 to the extent that (1) the Borrowing Base is less than 60% of the Borrowing Base Loans at any time through March 31, 1998, or (2) the Borrowing Base is less than 90% of the Borrowing Base Loans as of April 1, 1998, or at any time thereafter. If any mandatory prepayment is required with respect to outstanding Letters of Credit, the amount of such prepayment shall be held by the Agent in a cash collateral account, over which the Agent shall have the exclusive power of withdrawal, as security for the Obligations arising out of the LC Agreements."

         3. Subsection (7) of Section 7.1(b) is amended to read in its entirety as follows:

                 "(7) the following information, in a format acceptable to the
                 Agent:

                 (i) On or before the fifteenth day of each fiscal month of the Borrower, an Aging as of the most recently ended fiscal month, accompanied by a Borrowing Base Certificate calculating the Borrowing Base as of the last day of the most recently ended fiscal month;





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                 (ii)  On or before the last day of each fiscal month of the
                       Borrower through March 31, 1998, an Aging as of the fifteenth day of such fiscal month, accompanied by a Borrowing Base Certificate as of such fifteenth day of such fiscal month;

                 (iii) Within 25 days after the end of each fiscal month of the
                       Borrower an Inventory summary for the fiscal month most recently ended, together with a contract backlog report for the ATD and a percent complete ATD Inventory Report;

                 (iv) Within 25 days after the end of each fiscal month of the Borrower, a listing and aging of its accounts payable as of the end of such fiscal month; and

                 (v) Within 30 days after the end of each fiscal month through and including the fiscal month ending on March 31, 1998, a cash flow statement for such fiscal month."


         4. Section 7.3 of the Agreement is amended to read in its entirety as follows:


                          "SECTION 7.3  Financial Covenants.  So long as any
                 Note shall remain unpaid, any Letter of Credit remains outstanding or any Bank shall have any Commitment hereunder, the Borrower shall:

                 (a) Tangible Net Worth. Maintain as of the end of each fiscal quarter of the Borrower, Tangible Net Worth of not less than (1) $6,200,000 as of September 28, 1997, and (2)
                 $8,250,000 as of December 31, 1997, and each fiscal quarter thereafter.

                 (b) Funded Debt Ratio. Maintain as of the end of each fiscal quarter of the Borrower a Funded Debt Ratio of not greater than (a) 3 to 1 as of September 28, 1997 and December 31, 1997, and (b) 2.5 to 1 for each fiscal quarter thereafter.

                 (c) Debt Service Ratio. Maintain as of the end of each fiscal quarter of the Borrower, beginning on September 28, 1997, a ratio of Annualized EBITDA to interest expense for the 12-month period then ended plus current maturities of long-term Debt (excluding the Advances) scheduled to be repaid during such 12-month period of not less than 1.65 to 1.

                 (d) Capital Expenditures. Not permit capital expenditures for the fiscal quarter of the Borrower beginning on June 30, 1997, and ending on December 31, 1997, to exceed $3,500,000."





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         5.      Pursuant to Section 7.2(a) of the Agreement, the Bank hereby consents to the sale and leaseback transaction between the Borrower and Mellon US Leasing (Mellon) pursuant to which the Borrower will sell the Equipment of the SSD to Mellon for $1,227,264.02 and lease such Equipment from Mellon for a period of 36 months at a rental rate of $32,473.41 per month, and the Bank agrees to release its Lien on such Equipment upon receipt by the Bank of the net sales proceeds as a prepayment of the Obligations. Notwithstanding the provisions of Section 2.10(c) and the definition of Maximum Amount, such prepayment shall not reduce the Maximum Amount.

         6. Except for the amendments to the Agreement expressly set forth above, the Agreement and the other Loan Documents shall remain in full force and effect. The Borrower acknowledges and agrees that this Amendment only amends the terms of the Agreement and is not a novation, and the Borrower ratifies and confirms the remaining terms and provisions of the Agreement and the other Loan Documents in all respects. Nothing in this Agreement shall require the Bank to grant any further amendments to or waivers of the terms of the Loan Documents. The failure of the Borrower to perform or observe any covenant or agreement contained herein shall constitute an Event of Default under the Agreement.

         7. The Borrower acknowledges and agrees that (a) there are no defenses, counterclaims or setoffs against any of its obligations under the Loan Document, and (b) the prior grant of a security interest in the Collateral created by the Security Agreement and the Patent and Trademark Assignment continues to secure the Obligations, is in full force and effect, and is ratified and confirmed by the Borrower in all respects.

         8. The Borrower represents and warrants that this Amendment has been duly authorized, executed and delivered by it. All other representations and warranties made by the Borrower in the Loan Documents are incorporated by reference in this Amendment and are deemed to have been repeated as of the date of this Amendment with the same force and effect as if set forth in this Amendment, except that any representation or warranty relating to any financial statements shall be deemed to be applicable to the financial statements most recently delivered to the Bank in accordance with the provisions of the Loan Documents.

         9. The Borrower agrees to pay all costs and expenses incurred by the Agent and the Bank in connection with this Amendment, including, but not limited to, reasonable attorney fees.

         10. This Amendment shall be governed by the laws of the Commonwealth of Virginia, without reference to conflict of laws principles.

         11. This Amendment may be executed by the parties individually or in any combination, in one or more counterparts, each of which shall be an original and all of which together constitute one and the same instrument.

                         [SIGNATURES ON FOLLOWING PAGE]





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WITNESS the following signatures.

                                       BORROWER:
                                       --------

                                       MICRODYNE CORPORATION,
                                        a Maryland corporation


                                       By: /s/ Massoud Safaui

                                       Name: Massoud Safaui

                                       Title: C.F.O.



                                       AGENT:
                                       -----

                                       CRESTAR BANK


                                       By: /s/ Miriam Sadler

                                                Miriam M. Sadler
                                                Senior Vice President


                                       BANK:
                                       ----

                                       CRESTAR BANK


                                       By: /s/ Miriam Sadler

                                                Miriam M. Sadler
                                                Senior Vice President





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